IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, Nov. 1, 2018 /PRNewswire/ --

  Reports revenue growth of 11% on a reported basis and 12% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 12% reported and 13% organic
  Delivers EPS of $1.05, a 33% increase year-over-year on a reported basis or 39% on a comparable constant currency basis
  Refines 2018 reported revenue guidance to $2,205 billion - $2,215 billion, reflecting revenue growth of 12% - 12.5% on a reported basis and 11.5% - 12% on an organic basis
  Increases 2018 EPS guidance range to $4.16 - $4.21, $0.04 above the midpoint of prior guidance, reflecting higher expectations for 2018 share-based compensation tax benefits and an improved operational outlook
  Provides preliminary 2019 financial guidance for revenue growth of 8% - 9.5% on a reported basis, 9.5% - 11% on an organic basis, and EPS of $4.61 - $4.75, an increase of 10% - 14% on a reported basis and 15% - 18% on a comparable constant currency basis

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues for the third quarter of 2018 of $545 million, an increase of 11% compared to the prior year period on a reported basis and 12% on an organic basis. Third quarter results were driven by 13% global organic growth in Companion Animal Group ("CAG") Diagnostics recurring revenue, supported by high-teens IDEXX VetLab® consumables revenue growth, double-digit reference laboratory diagnostic and consulting services gains, and continued solid growth in rapid assay sales. Continued mid-teen gains in U.S. reference laboratory diagnostic and consulting services revenues were mitigated by moderate growth in international laboratory revenues in the quarter, impacted in part by weather conditions. Third quarter revenue results also reflected mid-teens gains in veterinary software, services and diagnostic imaging systems and high single-digit organic growth in the Water and Livestock, Poultry and Dairy ("LPD") businesses.

The Company is adjusting its full-year 2018 revenue guidance to a tighter range relative to previous guidance, reflecting overall organic revenue growth expectations of 11.5% - 12%, and CAG Diagnostics recurring revenue organic growth consistent with year-to-date trends, which include approximately 1% of growth benefit attributable to the adoption of ASU 2014-09, Revenue from Contracts with Customers (the "New Revenue Standard").

The Company is updating 2018 guidance for earnings per diluted share ("EPS") to $4.16 - $4.21, raising it by approximately $0.04 per share at the midpoint relative to guidance previously provided on the second quarter call, and reflecting an outlook for 41% - 43% in reported EPS growth, or 33% - 35% in comparable constant currency EPS growth. This outlook incorporates refined expectations for 110 - 130 basis points in full-year operating margin improvement on a constant currency basis, at the higher end of earlier estimates. The Company is also providing preliminary 2019 guidance for organic revenue growth of 9.5% – 11%, driven by projected continued strong growth in CAG Diagnostics recurring revenues, and EPS of $4.61 - $4.75, supported by expectations of 50 to 100 basis points of constant currency operating margin expansion. The 2019 EPS guidance reflects projected year-over-year EPS growth of 15% - 18% on a comparable constant currency basis, excluding the estimated 2019 impact of share-based compensation tax benefits of approximately $0.10 - $0.13 per share, which is $0.10 - $0.13 per share below higher than expected 2018 levels.

"We continue to see strong demand for higher-quality pet health care and our ongoing business momentum reflected in our sustained 13% organic growth in CAG Diagnostics recurring revenues," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "We are also seeing continued positive global market reception for our point-of-care offering that reflects our best-in-class technology, expanding menu including Catalyst® SDMA, and the implementation of our economic value index (EVI) incentive model around the world. Catalyst chemistry analyzer placements were strong in the third quarter, expanding our global installed base by 22% year-over-year, supported by 26% growth in placements at competitive or greenfield accounts. These global instrument placements drove accelerated 19% organic growth in instrument consumable revenues in the quarter."

"We are on track to deliver strong revenue and EPS gains this year. Our sustained momentum and continued investments in expanded customer-facing professionals provide a foundation for us to deliver continued strong financial performance in 2019, driven by sustained high CAG Diagnostics recurring revenue growth, consistent with our long-term revenue and earnings goals."

Third Quarter Performance Highlights

Companion Animal Group

The Companion Animal Group generated 12% reported and 13% organic revenue growth for the quarter. CAG Diagnostics recurring revenue growth remained strong at 12% reported and 13% organic, including a $5 million, or approximately 1% in growth rate benefit attributable to the New Revenue Standard accounting changes, primarily related to the modified retrospective restatement. Veterinary software services and diagnostic imaging systems revenues grew 15% on a reported basis and 13% on an organic basis.

  IDEXX VetLab consumables generated reported revenue growth of 18% and organic revenue growth of 19% in the quarter. Quarterly growth was supported by continued expansion of our premium instrument base in international regions and in North America, as well as continued strong customer retention, ongoing increases in testing utilization and moderate price gains.  IDEXX VetLab premium diagnostic instrument placements grew 10% to 3,026, including 1,611 Catalysts, 821 premium hematology instruments and 594 IDEXX SediVue Dx® analyzers. 922 of the Catalyst instrument placements were to competitive or greenfield practices, a 26% increase compared to the prior year period.
  Reference laboratory diagnostic and consulting services revenue grew 10% on a reported basis and 11% on an organic basis, with continued momentum in the U.S. with mid-teen, volume-driven reference lab revenue growth. Global reference lab revenue growth was moderated by low to mid-single-digit gains in international regions, related in part to the particularly hot weather in Europe over the summer, which constrained patient visits.
  Rapid assay products had revenue growth of 6% on both a reported and an organic basis. Rapid assay revenue growth was supported by continued growth in SNAP® 4Dx® Plus Tests, specialty and first generation rapid test volumes.

Water

Water reported revenue growth was 7% and organic revenue growth was 9% in the quarter, supported by solid growth across all major regions, including strong gains in Brazil.

Livestock, Poultry and Dairy

LPD revenue grew 4% on a reported basis and 7% on an organic basis for the quarter, benefiting from favorable comparisons to prior year period revenue growth related to herd health screening in the Asia-Pacific region, and overall growth in poultry testing. These increases were partially offset by the impact of an African swine fever outbreak in China, which reduced demand for diagnostic testing in the region. LPD recurring revenue remains constrained by soft end-market conditions, including impacts from lower milk prices globally, reducing producer demand for antibiotic residue testing.

Gross Profit and Operating Profit

Gross profits increased 12% and gross margin increased to 56.0% from 55.7% on a reported basis in the prior year. On a constant currency basis, gross margin was 40 basis points higher than third quarter 2017, net of a 25 basis point negative impact from reclassification of selected operating expenses to cost of revenue in the reference laboratory diagnostic and consulting services business. The increase in the Company's gross margin benefited from lower product costs and business mix effects in our LPD business, as well as solid net price realization and productivity gains in our CAG business. These impacts were partially offset by incremental investments in reference laboratory capacity and employee benefits, as well as unfavorable impacts from instrument program mix under the New Revenue Standard.

Operating margin was 21.5% in the quarter, compared to 20.4% on a reported basis in the prior year period. On a constant currency basis, operating margin improved 140 basis points, compared to the prior year period, supported by operating expense leverage.

2018 and 2019 Financial Outlook

The following guidance for 2018 and 2019 reflects the assumptions that for the remainder of 2018 and the full year 2019, the value of foreign currencies will remain at the following rates in U.S. dollars:

  the euro at $1.13;
  the British pound at $1.29;
  the Canadian dollar at $0.76; and
  the Australian dollar at $0.70;

and relative to the U.S. dollar:

  the Japanese yen at ¥115;
  the Chinese renminbi at RMB 7.00; and
  the Brazilian real at R$3.79.

Outlook for 2018

We are refining our 2018 revenue outlook to $2,205 million - $2,215 million, narrowing the previous guidance range for organic revenue growth by decreasing the higher end of the range by 50 basis points to 11.5% - 12%. The Company expects full-year CAG Diagnostics recurring revenue growth to be consistent with year-to-date trends, including approximately 1% of growth rate attributable to New Revenue Standard accounting changes. The Company now expects that the additional growth acceleration targeted for the second half of 2018 will be constrained by lower LPD revenues, reflecting end-market factors, and relatively moderated growth in our international laboratory business. We are updating our 2018 EPS outlook to $4.16 - $4.21 per share, reflecting an increase of $0.04 per share at the midpoint of the earlier guidance range, including approximately $0.03 in higher expected share-based compensation tax benefits, and approximately $0.01 per share in operational benefit supported by expectations for constant currency operating margin expansion of 110 – 130 basis points, at the high end of earlier projections. For the full year, we expect foreign exchange benefit of $0.01 per share, in line with previous estimates. The updated outlook represents EPS growth of 41% - 43% on a reported basis, and 33% – 35% on a comparable constant currency growth basis.

We now project $0.23 per share of EPS impact in 2018 from share-based compensation tax benefits, which reflects an estimated $21 million reduction in our tax provision. These impacts may vary significantly annually based on the timing of stock compensation settlement activity and changes in IDEXX's stock price. We estimate that $0.10 - $0.13 of the projected full-year 2018 benefit of $0.23 per share reflects higher actual and projected stock option exercises in 2018, compared to preliminary projections for 2019.

At assumed foreign exchange rates, we estimate that the effect of the slightly stronger U.S. dollar will positively impact 2018 revenue by approximately 0.5% and 2018 EPS by $0.01, including the net effect of projected hedge losses of approximately $1 million in 2018 compared to the neutral hedge impact in 2017.

The Company provides the following updated guidance for 2018:
Amounts in millions except per share data and percentages

	Guidance Range	Growth Definition	Y/Y Growth

Revenue	$2,205 - $2,215	Reported	12.0% - 12.5%
		Organic Revenue Growth	11.5% - 12.0%

EPS	$4.16 - $4.21	Reported	41% - 43%
		Comparable Constant Currency	33% - 35%

Operating Cash Flow	~110% – 115% of net income

Free Cash Flow	~70% - 75% of net income

Capital Expenditures	~$140 million

We expect an effective tax rate of approximately 18% – 18.5%, incorporating expectations for a benefit from share-based compensation accounting of approximately $21 million or 500 basis points. We are projecting a reduction in weighted average shares outstanding of approximately 1%, and interest expense, net of interest income, of approximately $34 million - $35 million reflecting current and projected borrowings.

Preliminary Outlook for 2019

The Company provides the following preliminary guidance for 2019:
Amounts in millions except per share data and percentage

	Guidance Range	Growth Definition	Y/Y Growth

Revenue	$2,385 - $2,425	Reported	8.0% - 9.5%
		Organic Revenue Growth	9.5% - 11%

EPS	$4.61 - $4.75	Reported	10% - 14%
		Comparable Constant Currency	15% - 18%

Our 2019 revenue growth outlook reflects expectations for sustained strong organic growth for CAG Diagnostics recurring revenues of 11.5% - 12.5%, in line with our 2018 organic growth outlook for these revenues adjusted for approximately 1% in estimated non-recurring growth rate benefit in 2018 from New Revenue Standard accounting changes. Our EPS outlook includes approximately $0.10 - $0.13 per share of projected benefit from share-based compensation tax benefits. Our preliminary outlook for our effective tax rate is 20% - 21% and for a reduction in weighted average shares outstanding from continued stock repurchases of approximately 1%. We are projecting interest expense, net of interest income, of approximately $38 million, reflecting current and projected borrowings and relatively higher floating interest rate costs. At the foreign exchange rates assumed in this earnings release, we estimate that foreign exchange impacts will decrease 2019 reported revenue growth by approximately 1.5%, and EPS by approximately $0.03 per share.

The preliminary outlook represents EPS growth of 10% - 14% on a reported basis and 15% - 18% on a comparable constant currency basis, supported by an increase of 50 to 100 basis points in operating margin on a constant currency basis.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its third quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1766 or 1-612-332-0345 and reference confirmation code 454798. Replay of the conference call will be available through Thursday, November 8, 2018 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 454798. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 8,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2018 and 2019 Financial Outlook," "Outlook for 2018," "Preliminary Outlook for 2019" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "projected", "should," and similar words and expressions. Our forward-looking statements include statements relating to revenue growth and EPS outlooks; operating and free cash flow forecast; projected impacts of U.S. Tax Reform; projected operating expense investments, including with respect to global commercial presence and the U.S. field organization; projected impact of foreign currency exchange rates; and projected operating margins and expenses, capital expenditures, gains or losses from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A description of the risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's 2017 Annual Report on Form 10-K, the Company's Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on August 1, 2018 and the Company's other filings with the SEC available at www.sec.gov.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes impacted third-quarter 2018 results as follows: decreased revenue growth by 1%, decreased gross profit growth by 1%, had an immaterial impact on gross profit margin growth, decreased operating profit growth by 3%, decreased operating expense growth by 1%, decreased operating profit margin growth by 30 basis points, and decreased EPS growth by 4%. Estimated currency changes are expected to increase projected full-year 2018 revenue growth by approximately 0.5%, increase projected full-year 2018 CAG Diagnostics recurring revenue growth by approximately 0.5%, decrease projected fourth-quarter 2018 revenue growth by approximately 2%, decrease full-year 2018 operating profit margin growth by 10 bps, and have an immaterial impact on projected full-year 2018 EPS growth. Estimated currency changes are expected to decrease projected full-year 2019 revenue growth and full-year 2019 CAG Diagnostics recurring revenue by approximately 1.5%, decrease full-year 2019 operating profit margin growth by 20 bps and decrease full-year 2019 EPS growth by 1%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three and nine months ended September 30, 2018.

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and nine months ended September 30, 2018. See the constant currency note above for the impacts of estimated currency changes to the projected full-year and fourth-quarter 2018 and full-year 2019 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to business acquisitions that have occurred since the beginning of the prior year period. Effective January 1, 2018, we exclude only acquisitions that are considered to be a business (consistent with ASU 2017-01, "Business Combinations: (Topic 850) Clarifying the Definition of a Business") from organic revenue growth. For more detail on what acquisitions we consider to be a business in computing organic growth, please see Management's Discussion and Analysis of Financial Conditions and Results of Operations, Non-GAAP Financial Measures, contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. For the calculation of projected full-year and fourth-quarter 2018 organic revenue growth, projected full-year 2018 CAG Diagnostics recurring organic revenue growth, projected full-year 2019 organic revenue growth, and projected full-year 2019 CAG Diagnostics recurring organic revenue growth the impacts of revenue from acquisitions is immaterial.

Comparable constant currency EPS growth - Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the tax effects of share-based compensation activity under ASU 2016-09, a one-time negative impact related to the 2017 Tax Cuts and Jobs Act ("U.S. Tax Reform"), and a discrete tax benefit related to the expected utilization of foreign tax credits. Management believes comparable constant currency EPS growth is a more useful way to measure the Company's business performance than EPS growth because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Share-based compensation activity increased third quarter 2018 EPS by $0.08 compared to $0.04 in the third quarter of 2017, is expected to increase projected EPS by $0.10 to $0.13 for the full-year 2019, increase projected EPS by $0.23 for the full-year 2018, and increased EPS by $0.30 for full-year 2017. A one-time negative impact related to the enactment of the U.S. Tax Reform for the fourth quarter of 2017, due to the deemed repatriation of the Company's foreign profits, net of the remeasurement of deferred taxes at the lower enacted corporate tax rate, reduced full-year 2017 EPS by $0.34. A discrete tax benefit related to the expected utilization of foreign tax credits in 2017 increased third quarter 2017 EPS by $0.03 and full-year 2017 EPS by $0.04. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the nine months ended September 30, 2018 and 2017. To estimate projected 2018 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of approximately $140 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and share-based compensation. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA, gross debt, net debt and the Debt to Adjusted EBITDA Ratio are calculated, see the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018.

Contact: Kerry Bennett, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)
		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2018	2017	2018	2017
Revenue:	Revenue	$545,448	$491,976	$1,663,856	$1,462,937
Expenses and Income:	Cost of revenue	239,805	217,974	722,675	638,029
	Gross profit	305,643	274,002	941,181	824,908
	Sales and marketing	95,146	88,818	291,502	263,755
	General and administrative	63,955	57,186	185,966	165,560
	Research and development	29,192	27,585	87,725	80,373
	Income from operations	117,350	100,413	375,988	315,220
	Interest expense, net	(8,311)	(8,364)	(25,291)	(23,849)
	Income before provision for income taxes	109,039	92,049	350,697	291,371
	Provision for income taxes	15,825	21,535	59,327	66,392
Net Income:	Net income	93,214	70,514	291,370	224,979
	Less: Noncontrolling interest in subsidiary's earnings	(37)	3	(23)	92
	Net income attributable to stockholders	$93,251	$70,511	$291,393	$224,887
	Earnings per share: Basic	$1.07	$0.81	$3.35	$2.56
	Earnings per share: Diluted	$1.05	$0.79	$3.29	$2.51
	Shares outstanding: Basic	86,756	87,537	87,029	87,884
	Shares outstanding: Diluted	88,453	89,256	88,687	89,735

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)
		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2018	2017	2018	2017
Operating Ratios	Gross profit	56.0%	55.7%	56.6%	56.4%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	29.2%	29.7%	28.7%	29.3%
	Research and development expense	5.4%	5.6%	5.3%	5.5%
	Income from operations[1]	21.5%	20.4%	22.6%	21.5%

[1] Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		September 30,	Percent of	September 30,	Percent of
		2018	Revenue	2017	Revenue
Revenue:	CAG	$478,097		$426,686
	Water	33,108		31,030
	LPD	29,420		28,396
	Other	4,823		5,864
	Total	$545,448		$491,976

Gross Profit:	CAG	$261,862	54.8%	$234,766	55.0%
	Water	23,423	70.7%	21,629	69.7%
	LPD	17,233	58.6%	14,656	51.6%
	Other	2,652	55.0%	3,612	61.6%
	Unallocated Amounts	473	N/A	(661)	N/A
	Total	$305,643	56.0%	$274,002	55.7%

Income from Operations:	CAG	$102,241	21.4%	$89,271	20.9%
	Water	15,874	47.9%	14,505	46.7%
	LPD	4,007	13.6%	902	3.2%
	Other	443	9.2%	2,114	36.1%
	Unallocated Amounts	(5,215)	N/A	(6,379)	N/A
	Total	$117,350	21.5%	$100,413	20.4%

		Nine Months Ended		Nine Months Ended
		September 30,	Percent of	September 30,	Percent of
		2018	Revenue	2017	Revenue
Revenue:	CAG	$1,456,417		$1,269,861
	Water	94,909		85,531
	LPD	96,658		91,266
	Other	15,872		16,279
	Total	$1,663,856		$1,462,937

Gross Profit:	CAG	$809,705	55.6%	$705,922	55.6%
	Water	66,864	70.5%	59,756	69.9%
	LPD	55,567	57.5%	51,183	56.1%
	Other	7,339	46.2%	8,226	50.5%
	Unallocated Amounts	1,706	N/A	(179)	N/A
	Total	$941,181	56.6%	$824,908	56.4%

Income from Operations:	CAG	$332,435	22.8%	$277,857	21.9%
	Water	43,458	45.8%	38,421	44.9%
	LPD	13,439	13.9%	9,880	10.8%
	Other	2,071	13.0%	3,275	20.1%
	Unallocated Amounts	(15,415)	N/A	(14,213)	N/A
	Total	$375,988	22.6%	$315,220	21.5%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)
	Three Months Ended
				Reported	Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Revenue	Change from	Change from	Revenue
Net Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG	$478,097	$426,686	$51,411	12.0%	(1.0%)	0.1%	12.9%
United States	319,561	280,651	38,910	13.9%	—	0.1%	13.7%
International	158,536	146,035	12,501	8.6%	(2.9%)	0.1%	11.4%
Water	33,108	31,030	2,078	6.7%	(2.2%)	—	8.9%
United States	15,878	14,972	906	6.0%	—	—	6.0%
International	17,230	16,058	1,172	7.3%	(4.4%)	—	11.8%
LPD	29,420	28,396	1,024	3.6%	(3.4%)	—	7.0%
United States	3,502	3,576	(74)	(2.1%)	—	—	(2.1%)
International	25,918	24,820	1,098	4.4%	(4.0%)	—	8.4%
Other	4,823	5,864	(1,041)	(17.7%)	—	—	(17.7%)
Total Company	$545,448	$491,976	$53,472	10.9%	(1.2%)	0.1%	12.0%
United States	340,692	301,457	39,235	13.0%	—	0.1%	12.9%
International	204,756	190,519	14,237	7.5%	(3.1%)	—	10.5%

	Three Months Ended
				Reported	Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Revenue	Change from	Change from	Revenue
Net CAG Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG Diagnostics recurring revenue:	$409,162	$364,937	$44,225	12.1%	(1.0%)	—	13.1%
IDEXX VetLab consumables	152,509	129,434	23,075	17.8%	(1.3%)	—	19.1%
Rapid assay products	53,821	50,924	2,897	5.7%	(0.6%)	—	6.3%
Reference laboratory diagnostic and consulting services	184,103	167,851	16,252	9.7%	(0.8%)	—	10.5%
CAG Diagnostics services and accessories	18,729	16,728	2,001	12.0%	(1.2%)	—	13.2%
CAG Diagnostics capital – instruments	31,561	29,119	2,442	8.4%	(2.1%)	—	10.4%
Veterinary software, services and diagnostic imaging systems	37,374	32,630	4,744	14.5%	(0.4%)	1.4%	13.5%
Net CAG revenue	$478,097	$426,686	$51,411	12.0%	(1.0%)	0.1%	12.9%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)
	Nine Months Ended
				Reported	Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Revenue	Change from	Change from	Revenue
Net Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG	$1,456,417	$1,269,861	$186,556	14.7%	1.5%	0.1%	13.1%
United States	962,712	846,968	115,744	13.7%	—	0.1%	13.6%
International	493,705	422,893	70,812	16.7%	4.3%	—	12.4%
Water	94,909	85,531	9,378	11.0%	1.1%	—	9.8%
United States	45,539	42,357	3,182	7.5%	—	—	7.5%
International	49,370	43,174	6,196	14.4%	2.3%	—	12.1%
LPD	96,658	91,266	5,392	5.9%	3.1%	—	2.8%
United States	10,496	10,493	3	—	—	—	—
International	86,162	80,773	5,389	6.7%	3.5%	—	3.2%
Other	15,872	16,279	(407)	(2.5%)	0.5%	—	(3.0%)
Total Company	$1,663,856	$1,462,937	$200,919	13.7%	1.5%	0.1%	12.1%
United States	1,024,889	905,765	119,124	13.2%	—	0.1%	13.0%
International	638,967	557,172	81,795	14.7%	4.0%	—	10.7%

	Nine Months Ended
				Reported	Percentage	Percentage	Organic
	September 30,	September 30,	Dollar	Revenue	Change from	Change from	Revenue
Net CAG Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG Diagnostics recurring revenue:	$1,252,876	$1,091,936	$160,940	14.7%	1.5%	—	13.2%
IDEXX VetLab consumables	460,642	385,081	75,561	19.6%	1.7%	—	17.9%
Rapid assay products	169,200	159,085	10,115	6.4%	0.7%	—	5.7%
Reference laboratory diagnostic and consulting services	568,308	498,218	70,090	14.1%	1.6%	—	12.5%
CAG Diagnostics services and accessories	54,726	49,552	5,174	10.4%	1.6%	—	8.8%
CAG Diagnostics capital – instruments	97,000	83,018	13,982	16.8%	2.1%	—	14.7%
Veterinary software, services and diagnostic imaging systems	106,541	94,907	11,634	12.3%	0.3%	1.1%	10.8%
Net CAG revenue	$1,456,417	$1,269,861	$186,556	14.7%	1.5%	0.1%	13.1%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)
		September 30,	December 31,
		2018	2017
Assets:	Current Assets:
	Cash and cash equivalents	$146,877	$187,675
	Marketable securities	—	284,255
	Accounts receivable, net	264,563	234,597
	Inventories	179,684	164,318
	Other current assets	113,073	101,140
	Total current assets	704,197	971,985
	Property and equipment, net	409,980	379,096
	Other long-term assets, net	430,353	362,335
	Total assets	$1,544,530	$1,713,416
Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$65,457	$66,968
	Accrued liabilities	238,431	253,418
	Line of credit	414,500	655,000
	Deferred revenue	41,149	29,181
	Total current liabilities	759,537	1,004,567
	Long-term debt	602,416	606,075
	Other long-term liabilities, net	183,940	156,616
	Total long-term liabilities	786,356	762,691
	Total stockholders' deficit	(1,604)	(54,106)
	Noncontrolling interest	241	264
	Total stockholders' deficit	(1,363)	(53,842)
	Total liabilities and stockholders' deficit	$1,544,530	$1,713,416

IDEXX Laboratories, Inc. and Subsidiaries
Select Balance Sheet Information (Unaudited)
		September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
Selected Balance Sheet Information:	Days sales outstanding[1]	44.3	41.2	42.0	41.7	43.4
	Inventory turns[2]	2.1	2.2	2.0	2.2	1.9

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2018	2017
Operating:	Cash Flows from Operating Activities:
	Net income	$291,370	$224,979
	Non-cash charges	99,386	80,856
	Changes in assets and liabilities	(126,320)	(53,685)
	Net cash provided by operating activities	264,436	252,150
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(82,642)	(54,370)
	Purchase of marketable securities	(87)	(269,798)
	Proceeds from the sale and maturities of marketable securities	284,125	224,816
	Acquisitions of intangible assets	(450)	(320)
	Acquisitions of businesses, net of cash acquired	(22,500)	(14,529)
	Net cash provided (used) by investing activities	178,446	(114,201)
Financing:	Cash Flows from Financing Activities:
	(Repayments) borrowings on revolving credit facilities, net	(240,500)	75,250
	Payment of acquisition-related contingent considerations	(1,266)	—
	Repurchases of common stock	(263,712)	(228,693)
	Proceeds from exercises of stock options and employee stock purchase plans	34,595	31,314
	Shares withheld for statutory tax withholding on restricted stock	(9,110)	(7,829)
	Net cash used by financing activities	(479,993)	(129,958)
	Net effect of changes in exchange rates on cash	(3,687)	6,127
	Net (decrease) increase in cash and cash equivalents	(40,798)	14,118
	Cash and cash equivalents, beginning of period	187,675	154,901
	Cash and cash equivalents, end of period	$146,877	$169,019

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands except per share data (Unaudited)
		Nine Months Ended
		September 30,	September 30,
		2018	2017
Free Cash Flow:	Net cash provided by operating activities	$264,436	$252,150
	Investing cash flows attributable to purchases of property and equipment	(82,642)	(54,370)
	Free cash flow[1]	$181,794	$197,780

[1]See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017
Shares repurchased in the open market	302	312	1,284	1,398
Shares acquired through employee surrender for statutory tax withholding	1	2	50	55
Total shares repurchased	303	314	1,334	1,453

Cost of shares repurchased in the open market	$73,247	$50,413	$265,209	$215,320
Cost of shares for employee surrenders	390	370	9,110	7,829
Total cost of shares	$73,637	$50,783	$274,319	$223,149

Average cost per share – open market repurchases	$242.78	$161.57	$206.59	$153.99
Average cost per share – employee surrenders	$253.34	$155.14	$181.68	$142.15
Average cost per share – total	$242.83	$161.52	$205.65	$153.54